Exhibit 99.1

NovaDel Reports Financial Results for

Second Quarter and Six Months ended June 30, 2010

Bridgewater, NJ – August 16, 2010 - NovaDel Pharma Inc. (OTCBB: NVDL) (the “Company”), a specialty pharmaceutical company developing oral spray formulations for a broad range of prescription products, reported financial results for its second quarter and six months ended June 30, 2010. For the quarter and six months ended June 30, 2010, NovaDel reported a net loss of $1.1 million, or $0.01 per share, and $2.4 million, or $0.03 per share, respectively, compared to a net loss of $1.7 million, or $0.03 per share, and $3.8 million, or $0.06 per share, respectively, for the quarter and six months ended June 30, 2009.  As of June 30, 2010, NovaDel’s cash and cash equivalents were $3.1 million.

For the quarter ended June 30, 2010, the loss from operations was $1.3 million as compared to $1.5 million for the quarter ended June 30, 2009.  The decrease of $0.2 million is attributable to reductions in overall spending through reduced headcount and relocation of its office facilities, offset in part by project development costs relating to Duromist™, its oral spray formulation of sildenefil citrate for the treatment of erectile dysfunction.

Steven B. Ratoff, Chairman and CEO said, “I am pleased with the progress made during the second quarter in managing our expenses as we move forward with the development of Duromist™. Our pilot pharmacokinetic trial for Duromist™ was initiated on July 31, 2010. We also look forward to the commercialization of NitroMist® and Zolpimist™ by our licensees, which we expect later this year.”

About NovaDel Pharma

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed pharmaceutical products. The Company’s patented oral spray drug delivery technology seeks to improve the efficacy, safety, patient compliance and patient convenience of existing prescription pharmaceuticals.  The Company’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. NovaDel’s current products and product candidates target angina, insomnia, erectile dysfunction, nausea, migraine headache and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (OTCBB: NVDL), visit our website at www.novadel.com.

Forward-looking Statements:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability of us and third parties to commercialize our approved products and to obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s Second Quarter 2010 financial results and its product pipeline, please review the Company’s SEC filings, the Company’s Form 10-K for the year ended December 31, 2009 and its Form 10-Q for the quarter ended June 30, 2010 at the Investor Relations section of www.novadel.com.

Contact:

Steven B. Ratoff
(908) 203-4640
Chairman and Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com

NOVADEL PHARMA INC.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2010 AND JUNE 30, 2009
 (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

License fees and milestone fees earned	$66,000	$67,000	$195,000	$133,000

Research and development expenses	559,000	624,000	1,006,000	1,450,000
General and administrative expenses	813,000	936,000	1,787,000	2,194,000

Total expenses	1,372,000	1,560,000	2,793,000	3,644,000

Loss from operations	(1,306,000)	(1,493,000)	(2,598,000)	(3,511,000)

Other income / (expense):
Derivative liability valuation adjustment	181,000	—	181,000	360,000
Loss on sale of fixed assets	—	(59,000)	—	(59,000)
Interest expense	(1,000)	(150,000)	(1,000)	(636,000)
Interest income	—	1,000	—	6,000

Net loss	$(1,126,000)	$(1,701,000)	$(2,418,000)	$(3,840,000)

Basic and diluted loss per common share	$(0.01)	$(0.03)	$(0.03)	$(0.06)

Weighted average common shares outstanding – basic and diluted	97,918,458	60,081,374	93,194,701	59,987,277

NOVADEL PHARMA INC.
CONDENSED BALANCE SHEETS
AS OF JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,117,000	$2,663,000
Prepaid expenses and other current assets	252,000	1,430,000
Total Current Assets	3,369,000	4,093,000

Property and equipment, net	272,000	324,000
Other assets	7,000	36,000

Total Assets	$3,648,000	$4,453,000

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$329,000	$195,000
Accrued expenses and other current liabilities	87,000	117,000
Derivative liability	732,000	—
Current portion of deferred revenue	4,266,000	4,266,000
Current portion of capital lease obligations	—	10,000
Total Current Liabilities	5,414,000	4,588,000

Non-current portion of deferred revenue	4,069,000	4,202,000
Non-current portion of capital lease obligations	—	4,000

Total Liabilities	9,483,000	8,794,000

Commitments and Contingencies

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $.001 par value:
Authorized 1,000,000 shares, none issued	—	—
Common stock, $.001 par value:
Authorized 200,000,000 shares, Issued 98,383,458 and 88,343,457 shares at June 30, 2010 and December 31, 2009, respectively	99,000	89,000
Additional paid-in capital	79,256,000	78,342,000
Accumulated deficit	(85,184,000)	(82,766,000)
Less: treasury stock, at cost, 3,012 shares	(6,000)	(6,000)
Total Stockholders’ Deficiency	(5,835,000)	(4,341,000)

Total Liabilities and Stockholders’ Deficiency	$3,648,000	$4,453,000